Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-139970 on Form S-8 of our report dated March 30, 2007, relating to the financial statements and financial statement schedule of Dayton Superior Corporation, appearing in this Annual Report on Form 10-K of Dayton Superior Corporation for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Dayton, OH
March 30, 2007